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                                                                   EXHIBIT 99.3

Press Release dated June 28, 1999

NEWS RELEASE

Dailey J. Berard                                        Pete Roman
Chief Executive Officer                                 Chief Financial Officer
(319) 367-8291                                          (318) 373-5506

FOR RELEASE
Monday  JUNE 28, 1999


                           UNIFAB INTERNATIONAL, INC.
                 ACQUIRES COMPRESSION ENGINEERING SERVICES, INC.

         New Iberia, La. -- (Business Wire) - June 28, 1999 -- (NASDAQ-UFAB) announced today that it has completed its acquisition of Compression Engineering Services, Inc. (CESI). CESI provides compressor project engineering from inception through commissioning, including project studies and performance evaluation of new and existing systems, on-site supervision of package installation, and equipment sourcing and inspection. CESI recognized revenue and pretax income of $814,000 and $187,000, respectively, for the year ended December 31, 1998. The purchase price was 60,000 shares of UNIFAB International, Inc. common stock. CESI will operate as a division of Allen Process Systems, a wholly-owned subsidiary of UNIFAB International, Inc.

         In addition to compressor project design and engineering services, CESI provides daily monitoring of the performance of reciprocating gas compressors using a proprietary software program named COPA (Compressor Operational Performance Analysis). COPA detects deviations in equipment performance, which can then be addressed minimizing repair costs and down time. CESI has also developed TEMMP, a preventive maintenance management tool for equipment. These products and the other services offered by CESI can be seen at the CESI website www.comprengser.com

"Compression Engineering Services, Inc. broadens UNIFAB's base as a single-source supplier," said Dailey J. Berard, President, Chairman and CEO. "Bill Adams, President of CESI and a Petroleum Engineer, is well known for his expertise in evaluations, engineering design and project management of various gas compression systems. He also teaches technical training courses in the design and operation of reciprocating compression systems. The expert project management and proprietary technology Mr. Adams and CESI bring to the UNIFAB Family are well recognized in the industry. The addition of CESI will allow Allen Process Systems to complete the process train by now having the capabilities of designing and manufacturing gas compression systems. Adding Mr. Adams to the team and adding the services offered by CESI to those already offered by the growing UNIFAB family of companies, enhances our ability to provide complimentary specialized services to our customers."

UNIFAB fabricates and assembles jackets, decks, topside facilities, quarters buildings, drilling rigs and equipment for installation and use offshore in the production, processing and storage of oil and gas. Through its wholly owned subsidiary, Allen Process Systems, LLC, the Company designs and manufactures specialized process systems such as oil and gas separation systems, gas dehydration and treatment systems, and oil dehydration and desalting systems, and other production equipment related to the development and production of oil and gas reserves. Allen Process Systems, LLC also provides a full complement of engineering and field commissioning services related to production systems. Through a wholly owned subsidiary, Oil Barges, Inc., the Company offers design and fabrication of drilling rigs. The Company's main fabrication facilities are located in the Port of Iberia in New Iberia, Louisiana. Through a wholly owned subsidiary, UNIFAB International West, LLC, in Lake Charles, Louisiana, the Company provides repair, refurbishment and conversion services for oil and gas drilling rigs and industrial maintenance services. Through a wholly owned subsidiary, Allen Process Systems, Ltd., headquartered

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in Wimbledon, England, the Company provides engineering and project management services primarily in Europe and the Middle East. Dailey J. Berard serves on the Louisiana Workforce Commission and other task forces that are working to improve the training and education of the workforce in Louisiana.